UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2010

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Suite 150, Norfolk, Virginia 23510 (Address of principal executive offices, including zip code)

757-648-1700 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On October 27, 2010, Heritage Bankshares, Inc. (the “Company”) issued a press release related to its results of operations and financial condition for the quarter and nine-month period ended September 30, 2010 (the “Press Release”). The text of the Press Release is included as Exhibit 99.1 to this report and is incorporated herein by reference. The information furnished pursuant to this Item 2.02 of this Form 8-K, including Exhibit 99.1 hereto, shall not be treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The Company will include unaudited financial statements and additional analyses for the quarter and nine-month period ended September 30, 2010 as part of its Form 10-Q covering the period.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of Director. On October 27, 2010, the Board of Directors of the Company elected David A. Arias to the Board to fill the vacancy created by the retirement of Barbara Zoby, who as previously reported retired from Board service earlier this year. Mr. Arias has served as a member of the Board of Directors of Heritage Bank, the Company’s wholly-owned banking subsidiary (the “Bank”), since February 25, 2009. Contemporaneously with his election to the Board of Directors, Mr. Arias was also named as a member of the Audit Committee of the Company.

Mr. Arias was recommended by the Company’s Nominating Committee after completion of its customary evaluation process. Mr. Arias’ election will be effective once he has qualified under applicable Virginia law, which requires, among other things, that all directors own a certain amount of the capital stock of the Company. Mr. Arias is not a party to any arrangement or understanding with any other person pursuant to which he was selected for membership on the Company’s Board of Directors.

Except for loan transactions made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable loans to unrelated persons and not involving more than the normal risk of collectability or presenting other unfavorable features, Mr. Arias is not a party to any relationship with the Company required to be reported under Item 404(a) of Regulation S-K.

As a director of the Bank, Mr. Arias is paid an annual retainer of $6,000 per year, pro rated for any partial year, and consistent with the policies of the Company and the Bank the annual retainer amount payable to Mr. Arias will remain in effect unchanged notwithstanding of his service as a member of the Board of Directors of both the Company and the Bank.

Item 8.01. Other Events

The Company also announced in the Press Release that, on October 27, 2010, the Board of Directors declared a quarterly dividend on the Company’s common stock in the amount of $0.06 per share, payable on November 19, 2010 to shareholders of record on November 8, 2010.

The same day, as also communicated in the Press Release, the Board of Directors declared quarterly dividends on the preferred stock issued by the Company in connection with its participation in the TARP Capital Purchase Program. Specifically, the Board declared (a) a cash dividend in the aggregate amount of $126,287.50 on the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) a cash dividend in the aggregate amount of $6,817.50 on the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Dividends”). The Preferred Dividends are payable on November 15, 2010 to the U.S. Department of the Treasury, the sole holder of record of such preferred stock.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1 Press Release issued by Heritage Bankshares, Inc. on October 27, 2010.

Heritage Bankshares, Inc. (Registrant)

Date: October 28, 2010	/S/ JOHN O. GUTHRIE
John O. Guthrie
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release issued by Heritage Bankshares, Inc. on October 27, 2010